Exhibit 99.1

Titanium Asset Management Corp.

Reports 2012 Second Quarter Results

Milwaukee, WI, August 6, 2012 - Titanium Asset Management Corp. (AIM – TAM) today reported results for the second quarter ended June 30, 2012.

Highlights are as follows:

•	Managed assets of $8,575.6 million were largely unchanged during the second quarter of 2012 reflecting significant inflows and positive market returns that largely offset significant outflows related to the final liquidation of leveraged TALF assets.

•	Average managed assets of $8,581.7 million for the second quarter of 2012 were 1.8% higher relative to the $8,430.0 million for the same period last year. Investment management fee revenues were $5,493,000 for the second quarter of 2012, a 9.4% increase from investment management fee revenues of $5,113,000 for the same period last year primarily due to the higher average managed asset levels and a higher average fee rate. For the year to date, average managed assets of $8,493.4 million were 2.0% higher than the average managed assets of $8,328.3 million for the same period last year. Investment management fee revenue were $10,752,000 for 2012 year to date period, a 5.8% increase from investment management fee revenues of $10,160,000 for the same period last year due to the higher average managed asset levels and a higher average fee rate.

•	Distributed assets, which represent assets that have been referred to a hedge fund manager on which we receive referral fees, further declined from $382.2 million to $199.1 million during the second quarter of 2012 with further declines expected over the second half of 2012. Referral fee revenues were $74,000 for the second quarter of 2012, a 78.7% decrease from referral fee revenues of $347,000 for the second quarter of 2011. Referral fee revenues for the 2012 year to date period were $199,000, a 73.2% decrease from referral fee revenues of $742,000 for the same period last year.

•	Adjusted EBITDA(1) continued to improve during the second quarter of 2012. Adjusted EBITDA was $591,000 for the second quarter of 2012, compared to Adjusted EBITDA of $259,000 for the same period last year. Adjusted EBITDA was $856,000 for the 2012 year to date period, compared to Adjusted EBITDA of $190,000 for the same period last year. The ongoing improvements in Adjusted EBITDA primarily reflect the improved investment management fee revenues and the structural cost reductions achieved over the last two years, which have more than offset the decrease in referral fee revenue.

•	Net investment income of $70,000 for the second quarter of 2012 compared to net investment income of $89,000 for the same period last year. Net investment income was $305,000 for the 2012 year to date period compared to $464,000 for the same period last year.

•	Net loss of $1,772,000, or $0.09 per diluted common share, for the second quarter of 2012 compared to a net loss of $1,073,000, or $0.22 per diluted common share, for the second quarter of 2011. Net loss of $3,704,000, or $0.18 per diluted common share, for the first half of 2012 compared to a net loss of $5,510,000, or $0.27 per diluted common share, for the first half of 2011.

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

Commenting on these results, Robert Brooks, CEO of Titanium Asset Management Corp. said:

“We are pleased to report continued year-over-year improvement to EBITDA for the second quarter of 2012. The improvement largely reflects higher investment management fees and the ongoing benefits of the significant reductions to our cost structure that were implemented over the last two years. The higher investment management fees resulted from both an increase average managed assets and a higher average fee rate.”

1

 Exhibit 99.1

“During the second quarter of 2012, we liquidated assets related to the TALF program as we neared the end of that short term program. Those liquidations reduced our managed assets at June 30, 2012 by about $280 million. Apart from that decrease, we again achieved significant growth in managed assets from both net inflows and positive market returns.”

“Our investment management teams continue to achieve solid investment performance and several of our fixed income strategies are performing in the upper deciles of our peer group rankings for their three year investment performance.  We believe these strong performance rankings position us for strong asset growth over the next year.”

For further information please contact:

Titanium Asset Management Corp.

Robert Brooks, CEO 312-335-8300

Seymour Pierce Ltd

Jonathan Wright +44 20 7107 8000

2

  Exhibit 99.1

Assets Under Management

Assets under management of $8.6 billion at June 30, 2012 were higher than the $8.3 billion reported at December 31, 2011 due to positive investment returns. The following table presents summary activity for the 2012 and 2011 periods.

	Three months ended		Six months ended
	June 30,		June 30,
(in millions)	2012	2011	2012	2011

Periodic Activity:
Beginning balance	$8,587.8	$8,457.4	$8,316.8	$8,125.0

Inflows	587.1	373.5	1,083.1	870.1
Outflows	(701.5)	(550.6)	(1,084.1)	(817.7)
Net flows	(114.4)	(177.1)	(1.0)	52.4

Market value change	102.2	122.2	259.8	225.1
Ending balance	$8,575.6	$8,402.5	$8,575.6	$8,402.5

Average Assets Under Management	$8,581.7	$8,430.0	$8,493.4	$8,328.3
Average Fee Rate (basis points)	25.6	24.3	25.3	24.4

The principle factors affecting our net flows during the periods ended June 30, 2012 and 2011 include the following:

•	Multiemployer pension and welfare plans represent approximately 36% of our client base, and these plans have been faced with a challenging economic environment over the last several years. The current economic environment has generally led to reduced employer contributions and increased withdrawals. These factors have led to increased levels of outflows from our fixed income strategies throughout the last several years and resulted in modest growth or net outflows. Net inflows from multiemployer pension and welfare plans were approximately $100 million for the three months ended June 30, 2012 compared to net outflows of approximately $22 million for the prior year period. For the six month period ended June 30, 2012, net inflows were approximately $212 million, compared to net inflows of approximately $2 million for the prior year period. The improvements in 2012 reflect a moderation withdrawals and new investments in a real estate strategy. The net inflows for the six months ended June 30, 2012 include approximately $80 million in new real estate investments, which carry higher average fee rates.

•	Outflows for the three and six month periods ended June 30, 2012 include the liquidation of approximately $280 million of investments related to the TALF investment strategy. These assets carried annualized fees of approximately $280,000.

•	Inflows and outflows are also significantly affected by the timing of tax receipts and disbursements for several public entity accounts that we manage. Net outflows related to these accounts were $48 million for the three months ended June 30, 2012 compared to net outflows of $29 million for the prior year period. For the six months ended June 30, 2012 the net inflows related to these accounts were $14 million compared to net inflows of $162 million for the prior year period. While these flows can fluctuate significantly from period to period, they do not have a significant impact on our overall fees due to low or fixed fee rates.

 Market value changes reflect our investment performance. Fixed income assets comprised approximately 90% of our total assets under management at June 30, 2012. Fixed income returns as measured by the Barclay’s Aggregate Index were 2.1% for the three months ended June 30, 2012 (0.4% for the comparable 2011 period). For the three months ended June 30, 2012, approximately 81% of our fixed income assets with defined performance benchmarks outperformed their respective benchmarks.

3

 Exhibit 99.1

Equity assets comprised approximately 7% of our total assets under management at June 30, 2012. Equity returns as measured by the S&P 500 Index were down 2.8% for the three months ended June 30, 2012 (versus an increase of 5.9% for the comparable 2011 period). Approximately 23% of our equity assets outperformed their respective benchmarks for the three months ended June 30, 2012.

The following table presents summary breakdowns for our assets under management at June 30, 2012 and December 31, 2011.

	June 30,	% of	December 31,	% of
(in millions)	2012	total	2011	Total

By investment strategy:
Fixed income	$7,672.1	90%	$7,483.4	90%
Equity	609.5	7%	621.4	7%
Real estate	294.0	3%	212.0	3%
Total	$8,575.6	100%	$8,316.8	100%

By client type:
Institutional	$7,507.7	88%	$7,178.9	86%
Retail	1,067.9	12%	1,137.9	14%
Total	$8,575.6	100%	$8,316.8	100%

By investment vehicle:
Separate accounts	$7,898.3	92%	$7,540.2	91%
Private funds	677.3	8%	776.6	9%
Total	$8,575.6	100%	$8,316.8	100%

Our mix of assets under management by investment strategy was relatively unchanged as fixed income assets comprised 90% of total assets under management at June 30, 2012 compared to 90% at December 31, 2011.

Our mix of assets under management by client type was relatively unchanged as institutional accounts comprised 88% of total assets under management at June 30, 2012 compared to 86% at December 31, 2011.

Our mix of assets under management by investment vehicle was relatively unchanged as separate accounts comprised 92% of total assets under management as of June 30, 2012 compared to 91% at December 31, 2011.

4

  Exhibit 99.1

Distributed Assets

We earn referral fees on clients referred to a hedge fund manager with whom we have a referral arrangement. The assets managed under this referral arrangement decreased from $374.0 million at December 31, 2011 to $199.1 million at June 30, 2012. The activity related to these referred assets was as follows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions)	2012	2011	2012	2011

Periodic Activity:
Beginning balance	$382.8	$908.5	$374.0	$894.4
Inflows	-	8.2	-	8.2
Outflows	(181.1)	(83.5)	(181.1)	(83.5)
Market value change	(2.6)	(18.5)	6.2	(4.4)
Ending balance	$199.1	$814.7	$199.1	$814.7

Average Assets Under Management	$291.0	$861.6	$318.6	$872.5
Average Referral Fee Rate (basis points)	10.3	16.1	12.6	17.0

During 2011, we experienced significant decreases in the referred assets as a result of several factors, including the overall fee rates for the hedge funds, the absolute and relative investment performance of the hedge funds, and certain changes in the hedge fund manager’s management. Starting January 1, 2011, the hedge fund manager reduced its average fee rates, which reduced our referral fee rate and revenue. The combination of these factors resulted in outflows totaling $500 million during 2011 and a reduction of $1,400,000 in annualized referral fees. During the six months ended June 30, 2012, additional outflows totaled $181 million, which further reduced our annualized referral fees by approximately $280,000.

The hedge fund manager has informed us that they have received further redemption requests that are expected to be effective at the beginning of the third and fourth quarters of 2012. These additional redemption requests total approximately $70 million (representing approximately $60,000 of annualized referral fees). These redemptions would reduce the referred assets under management to approximately $120 million, with an annualized referral fee rate of approximately $240,000.

5

  Exhibit 99.1

Operating Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Average assets under management (in millions)	$8,581.7	$8,430.0	$8,493.4	$8,328.3
Average fee rate (basis points)	25.6	24.3	25.3	24.4

Average distributed assets under management (in millions)	$291.0	$861.6	$318.6	$872.5
Average referral fee rate (basis points)	10.3	16.1	12.6	17.0

Investment management fees	$5,493,000	$5,113,000	$10,752,000	$10,160,000
Referral fees	74,000	347,000	199,000	742,000
Total operating revenue	5,567,000	5,460,000	10,951,000	10,902,000

Adjusted EBITDA(1)	591,000	259,000	856,000	190,000
Amortization of intangible assets	2,401,000	1,392,000	4,802,000	2,609,000
Impairment of goodwill	-	-	-	3,500,000
Operating loss	(1,842,000)	(1,162,000)	(4,009,000)	(5,974,000)
Net investment income	70,000	89,000	305,000	464,000
Net loss	(1,772,000)	(1,073,000)	(3,704,000)	(5,510,000)

Earnings per share:
Basic and diluted	$(0.09)	$(0.05)	$(0.18)	$(0.27)

(1)	See the table below for a definition of Adjusted EBITDA, a non-GAAP financial measure. The table provides a description of this non-GAAP financial measure and a reconciliation to the most directly comparable GAAP measure.

For the three month periods, our investment advisory fees increased by $380,000, or 7%, due to a 2% increase in our average assets under management and a 5% increase in our average fee rate. For the six month periods, our investment advisory fees increased by $592,000, or 6%, due to a 2% increase in the our average assets under management and a 2% increase in our average fee rate.

For the three month periods, our referral fees decreased by $273,000, or 77%, due to a 66% decrease in the average assets under the referral arrangement and a 36% decrease in the average referral fee rate. For the six month periods, our referral fees decreased $543,000 decrease due to a 63% decrease in the average assets under the referral arrangement and a 26% decrease in our average referral fee rate.

We also receive incentive fees on an annual basis from the management of certain of our private funds, including one that invests in preferred stocks. Because investment returns on preferred stocks can be volatile, the level of incentive fees earned can vary significantly from year to year. These fees generally are based on a calendar year performance period and we recognize the fees at the conclusion of the performance period. In 2011, we earned incentive fees of $262,000, which were recognized in December 2011. Based on performance through June 30, 2012, we would have earned incentive fees of approximately $530,000, but results for the first half of the year are not necessarily indicative of results to be expected for the full year.

Our Adjusted EBITDA for the three months ended June 30, 2012 was $591,000, an increase of $332,000, over the comparable amount for the 2011 period. Our Adjusted EBITDA for the six months ended June 30, 2012 was $856,000, an increase of $666,000 over the comparable amount for the 2011 period. The improvement to Adjusted EBITDA in the 2012 periods primarily reflects the increase in investment management fees and continuing reductions in administrative expenses.

6

  Exhibit 99.1

Amortization of intangible assets

Throughout 2011, we considered the impact of recurring redemptions of the referred assets and their impact on the remaining useful life of its NIS referral relationship intangible asset. The most recent assessment at 2011 year end resulted in reducing the estimated remaining useful life to approximately 15 months as of October 1, 2011. The $2,193,000 increase in amortization expense in 2012 reflects these revisions to the remaining estimated useful life of the intangible asset related to the referral relationship. As a result of the most recent revision to the estimated remaining useful life, we expect that the total annual amortization expense will increase to $9,604,000 for 2012.

7

  Exhibit 99.1

Forward-looking Statements

Statements in this press release which are not historical facts may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a number of assumptions, risks, and uncertainties, many of which are beyond our control.

Any forward-looking statements made in this press release speak as of the date made and are not guarantees of future performance. Actual results or developments may differ materially from the expectations expressed or implied in the forward-looking statements, and we undertake no obligation to update any such statements. Results may differ significantly due to market fluctuations that alter our assets under management; a further decline in our distributed assets; termination of investment advisory agreements; impairment of goodwill and other intangible assets; our inability to compete; market pressure on investment advisory fees; ineffective management of risk; changes in interest rates, equity prices, liquidity of global markets and international and regional political conditions; or actions taken by Clal Finance Ltd., as our significant stockholder. Additional factors that could influence Titanium’s financial results are included in its Securities and Exchange Commission filings, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

The Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, is expected to be filed with the Securities and Exchange Commission on or about August 15, 2012. The report will be available on the SEC’s website at www.sec.gov and on the Company’s website at www.ti-am.com.

8

  Exhibit 99.1

Titanium Asset Management Corp. Condensed Consolidated Balance Sheets

	June 30, 2012	December 31, 2011
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$2,864,000	$2,787,000
Investments	3,796,000	2,990,000
Accounts receivable	3,793,000	3,718,000
Other current assets	600,000	828,000
Total current assets	11,053,000	10,323,000

Investments in equity investees	4,851,000	4,707,000
Property and equipment, net	451,000	478,000
Goodwill	13,264,000	13,264,000
Intangible assets, net	10,111,000	14,913,000
Total assets	$39,730,000	$43,685,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$144,000	$91,000
Other current liabilities	2,014,000	2,334,000
Total current liabilities and total liabilities	2,158,000	2,425,000

Commitments and contingencies

Stockholders’ equity
Common stock, $0.0001 par value; 54,000,000 shares authorized; 20,634,232 shares issued and outstanding at June 30, 2012 and December 31, 2011	2,000	2,000
Restricted common stock, $0.0001 par value; 720,000 shares authorized; none issued at June 30, 2012 and 612,716 issued and outstanding at December 31, 2011	-	-
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; none issued	-	-
Additional paid-in capital	100,971,000	100,971,000
Accumulated deficit	(63,322,000)	(59,618,000)
Other comprehensive loss	(79,000)	(95,000)
Total stockholders’ equity	37,572,000	41,260,000
Total liabilities and stockholders’ equity	$39,730,000	$43,685,000

9

  Exhibit 99.1

Titanium Asset Management Corp. Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Operating revenues	$5,567,000	$5,460,000	$10,951,000	$10,902,000

Operating expenses:
Administrative	5,008,000	5,230,000	10,158,000	10,767,000
Amortization of intangible assets	2,401,000	1,392,000	4,802,000	2,609,000
Impairment of goodwill	-	-	-	3,500,000
Total operating expenses	7,409,000	6,622,000	14,960,000	16,876,000

Operating loss	(1,842,000)	(1,162,000)	(4,009,000)	(5,974,000)

Other income
Interest income	20,000	23,000	37,000	45,000
Net realized gains (losses) on investments	(5,000)	5,000	(7,000)	(1,000)
Income from equity investees	55,000	61,000	275,000	420,000

Loss before income taxes	(1,772,000)	(1,073,000)	(3,704,000)	(5,510,000)

Income tax benefit	-	-	-	-

Net loss	$(1,772,000)	$(1,073,000)	$(3,704,000)	$(5,510,000)

Earnings (loss) per share
Basic	$(0.09)	$(0.05)	$(0.18)	$(0.27)
Diluted	$(0.09)	$(0.05)	$(0.18)	$(0.27)

Weighted average number of common shares outstanding:
Basic	20,634,232	20,634,232	20,634,232	20,634,232
Diluted	20,634,232	20,634,232	20,634,232	20,634,232

10

  Exhibit 99.1

Titanium Asset Management Corp. Condensed Consolidated Statements of Cash Flows (unaudited)

	Six Months Ended June 30,
	2012	2011

Cash flows from operating activities
Net loss	$(3,704,000)	$(5,510,000)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of intangible assets	4,802,000	2,609,000
Impairment of goodwill	-	3,500,000
Depreciation	63,000	55,000
Net realized losses on investments	7,000	1,000
Income from equity investees	(275,000)	(420,000)
Income distributions from equity investees	131,000	268,000
Changes in assets and liabilities:
Decrease in accounts receivable	(75,000)	1,248,000
Decrease in other current assets	228,000	393,000
Increase in accounts payable	53,000	98,000
Decrease in other current liabilities	(320,000)	(1,431,000)
Net cash provided by operating activities	910,000	811,000

Cash flows from investing activities
Purchases of investments	(3,111,000)	(2,962,000)
Sales and redemptions of investments	2,314,000	2,533,000
Purchases of property and equipment	(36,000)	(113,000)
Acquisitions of subsidiaries, net of cash acquired	-	(4,000,000)
Net cash used in investing activities	(833,000)	(4,542,000)

Net increase (decrease) in cash and cash equivalents	77,000	(3,731,000)

Cash and cash equivalents:
Beginning	2,787,000	4,698,000
Ending	$2,864,000	$967,000

11

  Exhibit 99.1

Titanium Asset Management Corp. Reconciliation of Adjusted EBITDA (unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
Operating loss	$(1,842,000)	$(1,162,000)	$(4,009,000)	$(5,974,000)
Amortization of intangible assets	2,401,000	1,392,000	4,802,000	2,609,000
Impairment of goodwill	-	-	-	3,500,000
Depreciation expense	32,000	29,000	63,000	55,000
Adjusted EBITDA (deficit)	$591,000	$259,000	$856,000	$190,000

Notes:

(1)	Adjusted EBITDA is defined as operating income or loss before non-cash charges for amortization and impairment of intangible assets and goodwill, depreciation, and share compensation expense. We believe Adjusted EBITDA is useful as an indicator of our ongoing performance and our ability to service debt, make new investments, and meet working capital obligations. Adjusted EBITDA as we calculate it may not be consistent with computations made by other companies. We believe that many investors use this information when analyzing the operating performance, liquidity, and financial position of companies in the investment management industry.

12